Exhibit 1.2

OCEANTECH ACQUISITIONS I CORP.

                                                                    December 15, 2021

Maxim Group LLC

300 Park Ave.

New York, NY 10022

Re:	Amendment of Underwriting Agreement

Gentlemen:

Reference is made to that certain Underwriting Agreement, dated as of May 27, 2021 (the “Underwriting Agreement”), by and between Maxim Group LLC (“Maxim” or the “Representative”) and OceanTech Acquisitions I Corp (the “Company” or “OceanTech”). In order to resolve certain issues and concerns that have arisen between the parties, and intending to be legally bound hereby, Maxim and the Company have agreed to amend the Underwriting Agreement as follows:

  1.          Section 3.32. Right of First Refusal.

(a)	The Company and Maxim mutually agree that Section 3.32 is deleted in its entirety and is of no further force and effect. As such, Maxim shall have no right of first refusal to act as an underwriter in any future financing event.

(b)	Additionally, for clarity sake, the parties acknowledge that Company is not obligated to offer Maxim the right to lead any future financing event, including, without limitation, any PIPE, debt offering, equity offering, or any other corporate financing transaction.

(c)	The Company may raise capital directly without any institutional intermediaries and no right of first refusal shall apply in such a situation.

(d)	Further, the Company shall not be obligated to retain Maxim as a financial advisor in connection with any merger transaction.

2.            Consideration. As consideration for the waiver of aforementioned right of first refusal, if the Company consummates a Business Combination (as defined in Section 1.1.1 of the Underwriting Agreement), the Company shall remit to Maxim a one-time cash payment of $2,000,000 at the closing of such Business Combination as a mergers and acquisitions advisory fee.

3.            Over-Allotment Option. The Company and Maxim have agreed that the Over-allotment Option, as set forth in Section 1.2 of the Underwriting Agreement, has been limited to 326,000 Units and that the Over-Allotment Option has terminated as of June 22, 2021.

OceanTech Acquisitions I Corp.

December 15, 2021

4.            The Company and Maxim agree that the Company shall not be responsible for any additional reimbursements, out of pocket expenses, or disbursements of Maxim. For the sake of clarity, all rights and obligations relating to underwriting fees (including but not limited to the Deferred Underwriting Commission described in Section 1.3 of the Underwriting Agreement) shall not be amended or affected by this amendment.

[Signature page follow]

OceanTech Acquisitions I Corp.

December 15, 2021

This amendment shall be governed by the laws of New York without regard to principles of conflict of laws. Except as specifically modified or amended by the terms of this amendment, the Underwriting Agreement and all provisions contained therein are, and shall continue, in full force and effect and are hereby ratified and confirmed. All references in the Underwriting Agreement to itself shall be deemed references to the Underwriting Agreement as amended hereby.

Very truly yours,

OCEANTECH ACQUISITIONS I CORP.

By:
Joseph Adir
Chief Executive Officer

AGREED TO AND ACCEPTED,
effective as of the date first above written:

MAXIM GROUP LLC

By:
	Name:	Clifford Teller
	Title:	Executive Managing Director, Investment Banking

OceanTech Acquisitions I Corp.

December 15, 2021

This amendment shall be governed by the laws of New York without regard to principles of conflict of laws. Except as specifically modified or amended by the terms of this amendment, the Underwriting Agreement and all provisions contained therein are, and shall continue, in full force and effect and are hereby ratified and confirmed. All references in the Underwriting Agreement to itself shall be deemed references to the Underwriting Agreement as amended hereby.

Very truly yours,

OCEANTECH ACQUISITIONS I CORP.

By:
Joseph Adir
Chief Executive Officer

AGREED TO AND ACCEPTED,
effective as of the date first above written:

MAXIM GROUP LLC

By:
	Name:	Clifford Teller
	Title:	Executive Managing Director, Investment Banking